EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
May 25, 2010	NASDAQ-EVOL

EVOLVING SYSTEMS DECLARES DIVIDEND

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, announced today that its Board of Directors declared a second quarter cash dividend of $.05 per share, payable July 15, 2010 to stockholders of record June 10, 2010.  On an annualized basis, the quarterly cash dividend would equal a payout of $.20 per share of common stock.

Any determination to declare a future quarterly dividend, as well as the amount of any cash dividend which may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital expenditure plans and other relevant factors at that time.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the United States’ Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, references to annualized dividends are forward-looking statements. Readers should not place undue reliance on these forward-looking statements, and Evolving Systems may not undertake to update these forward-looking statements. Actual payments could differ materially because of many factors, such as internal budgeting changes of customers, the impact of competition and the general state of the telecommunications industry. For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC on March 8, 2010, as well as subsequently filed Forms 10-Q, 8-K and press releases and the Company’s website at www.evolving.com.

Investor Relations	Evolving Systems	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. +1 303 393 7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager +44 (0)1225 478060 sarah.hurp@evolving.com	Hayley Cheshire/Chris Harris The Whiteoaks Consultancy +44 (0)1252 727313 chrish@whiteoaks.co.uk